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                             PREFERRED SUPPLIER AGREEMENT

     THIS PREFERRED SUPPLIER AGREEMENT (the "AGREEMENT") is executed as of the date set forth below by and between INPUT/OUTPUT, INC., a Delaware corporation ("SUPPLIER") and MITCHAM INDUSTRIES, INC., a Texas corporation ("BUYER").

                                      RECITALS:

A. Supplier is primarily engaged in the business of manufacturing and selling seismic data acquisition equipment and related products. Additionally, Supplier has been engaged in the business of leasing its equipment to its customers under lease/purchase agreements as well as providing financing for customer purchases.

B. Buyer is primarily engaged in the business of renting seismic equipment, including equipment and products manufactured by Supplier, to its customers.

C. Pursuant to that certain Equipment Purchase Agreement (the "PURCHASE AGREEMENT") dated as of May 29, 1998, between Supplier and Buyer, Supplier sold to Buyer a substantial portion of its inventory held for lease to customers and Supplier and Buyer agreed to execute and deliver this Agreement for their mutual benefit and consideration.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Supplier and Buyer hereby agree as follows:

     1. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

          "ACTUAL PURCHASE PRICE" means the list price of Products purchased by Buyer pursuant to this Agreement, less the amount of any applicable discounts or credits against the list price.

          "BUYER DEFAULT" means the occurrence of any of the following:

               (i) the failure of Buyer to pay the purchase price of any Products or to pay any other valid invoice sent by Supplier under the terms hereof, on or before the date such payment was due, and the continuation of that failure for fifteen (15) days after written notice thereof from Supplier to Buyer;

               (ii) the breach of any of Buyer's covenants and agreements hereunder, and the continuation of that failure for fifteen (15) days after written notice thereof from Supplier to Buyer;


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               (iii) the filing of a petition for relief by Buyer under any bankruptcy or insolvency laws; and

               (iv) one of Supplier's competitors becomes a substantial shareholder of Buyer and/or any of its affiliated companies.

          "PRODUCTS" means the products and equipment manufactured and/or sold by Supplier, and all related and ancillary equipment, products and property used and sold in connection therewith, which are the products being offered for sale to Supplier's customers as of the Effective Date. Products shall not include any new products introduced and manufactured by Supplier after the Effective Date; provided, however, that Supplier will negotiate with Buyer for the inclusion of any such new products within the scope of this Agreement on a case-by-case basis.

          "SUPPLIER DEFAULT" means the occurrence of any of the following:

               (i) the breach of any of Supplier's covenants and agreements hereunder, and the continuation of that failure for fifteen (15) days after written notice thereof from Supplier to Buyer; and

               (ii) the filing of a petition for relief by Supplier under any bankruptcy or insolvency laws.

          "TERM" means the period commencing with the Effective Date and ending on May 31, 2003.

     2. MINIMUM ANNUAL PURCHASES. During each Year of the Term, Buyer agrees to deliver purchase orders to Supplier for, and to purchase from Supplier, Products having a minimum aggregate list price as follows:

     May 26, 1998 through May 31, 1999 ("YEAR 1")           $30 million
     June 1, 1999 through May 31, 2000  ("YEAR 2")          $25 million
     June 1, 2000 through May 31, 2001  ("YEAR 3")          $25 million
     June 1, 2001 through May 31, 2002  ("YEAR 4")          $25 million
     June 1, 2002 through May 31, 2003  ("YEAR 5")          $25 million

The above amounts shall be based on the Supplier's published list prices for its Products as of May 31, 1998. Supplier acknowledges and agrees that the Products purchased by Buyer in connection with the Purchase Agreement are to be credited to Buyer's minimum annual purchase obligations in Year 1. Buyer may apply the amount of any purchases in excess of the minimum annual purchase amount in any Year towards its minimum annual purchase commitment for the following Year. In the event that at least 75% of the minimum annual purchase requirement is satisfied by Buyer in Year 2 or 3; the Supplier will not terminate this agreement due to Buyer


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Default if Buyer purchases the total of shortfall plus the minimum annual purchase requirement in the subsequent year. For example: Year 2 minimum annual purchase requirement is $25 million and Buyer actually purchases $18.75 million in Product at list price during Year 2. Year 3 minimum annual purchase requirement is $25 million. In order to prevent termination of the agreement, Buyer must purchase $6.25 million plus $25 million ($31.25 million total) of Product at list price during Year 3.

     3. DISCOUNTS AND CREDITS. Provided no Buyer Default has occurred, Buyer shall be entitled to the following discounts and credits:

          (a) DISCOUNTS. Supplier agrees that Buyer shall be entitled to a preferred customer discount on its purchases of Products during the Term. The discount to be deducted from the list price for Products shall be different for different types of Products and is set forth on SCHEDULE 1 attached hereto.

          (b) CREDITS. In addition to the discounts described above, Supplier agrees that Buyer shall be entitled to a credit against the purchase price of Products purchased in Year 1 through Year 5 (excluding Products purchased by Buyer pursuant to the Purchase Agreement), in the amount of ten percent (10%) of the aggregate Actual Purchase Price of Products purchased by Buyer during the preceding fiscal Year. The credit must be used during the Year following the Year in which it was earned or any unused credit will be waived. Fifty percent (50%) of the Actual Purchase Price of Products purchased with the credit will apply toward Buyer's minimum annual purchase requirements for that Year. For example: Buyer purchases an aggregate $25 million of Products at list price in Year 2. Buyer will be entitled to a $2.5 million credit towards purchase of Products at list price in Year 3. 50% of the Actual Purchase Price of Products purchased with the $2.5 million credit will apply towards the minimum annual purchase requirement for Year 3.

     4. PAYMENT TERMS; SECURITY INTERESTS. Buyer shall pay the purchase price of all Products purchased from Supplier within thirty (30) days from the date of the invoice; provided, however, Buyer will be entitled to an additional 2% discount from the invoice purchase price if payment thereof is received by Supplier within ten (10) days from date of shipment. Buyer hereby grants to Supplier a purchase money security interest in any Products sold hereunder until the purchase price therefor is paid in full. If the aggregate purchase price for Products purchased at any one time is equal to $5 million or more, Buyer, at Supplier's option, will, prior to Supplier's shipment of Products to Buyer, execute and deliver to Supplier a UCC-1 financing statement covering the Products being purchased and Supplier shall file that financing statement in order to perfect its purchase money security interest in those Products.

     5. RESALE RESTRICTIONS; RIGHT OF FIRST REFUSAL. The parties understand and agree that Buyer is in the business of renting Products to its customers, and will not be not acquiring Products for resale to third parties (other than Products that are purchased from Buyer by

Buyer's customers pursuant to purchase options granted under rental agreements). As part of the consideration for the discounts and credits being granted to Buyer, Buyer agrees that it will not offer for resale to third parties, without the prior written consent of Supplier, any Products that it has purchased from Supplier that were manufactured less than 3 years from the date of the offer ("NEW PRODUCTS"). In connection with the sale of Products (other than New Products and Products that are purchased from Buyer by Buyer's customers pursuant to purchase options granted under rental agreements) where the aggregate sales price is equal to or greater than $1 million ("ROFR PRODUCTS"), Supplier shall have a right of first refusal to purchase any such ROFR Products that Mitcham desires to sell to a third party pursuant to a bona fide offer on the same terms and conditions as in that offer. Buyer shall give Supplier written notice of its proposal to sell ROFR Products to a third party setting forth the terms of such offer ("NOTICE"). Supplier shall have ten (10) days after receipt of the Notice to provide written notice to Buyer of its intent to exercise its right of first refusal, and shall, within ten (10) days thereafter, purchase those Products from Buyer on the terms set forth in the Notice.

     6. RENTAL RESTRICTIONS. Supplier will not offer to rent Products to third parties during the Term, other than the leasing or rental of Products to third parties for experimental or developmental purposes, without the express written consent of Buyer.

     7. RENTAL REFERRAL. During the Term, Supplier shall refer all rental inquiries, including rentals with purchase options for Products received by Supplier to Buyer. Buyer agrees to use its best efforts to promote Supplier's Products during the Term. If Buyer cannot agree to rental terms with the referred customer, then Supplier reserves the right to enter a short term rental or lease/purchase agreement with the customer.

     8. TRAINING; MAINTENANCE AND REPAIRS. Supplier will offer training courses for Buyer, and its employees and representatives of Buyer's customers that rent Products, at a 25% discount to Supplier's published rates for those services in effect from time-to-time. Supplier will not, however, have any responsibility or pay for travel, lodging, food or incidental expenses of attendees of training courses. Supplier will provide maintenance and repairs to all Products, at Supplier's published rates in effect from time-to-time.

     9. PREFERRED PRICING. In consideration for Buyer's commitment to make the minimum annual purchases described in SECTION 2 above, Supplier agrees that, provided no Buyer Default has occurred and is continuing, it will not, during the Term, offer pricing for Products to any other customer that is in the same line of business as Buyer (i.e., seismic equipment rentals) that is more favorable than that offered to Buyer under the terms of this Agreement.


                                        4

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     10.  DEFAULTS; TERMINATION.

          (a) SUPPLIER DEFAULT. Upon the occurrence of a Supplier Default, Buyer shall have the right to (i) terminate this Agreement, and exercise such remedies and seek such relief against Supplier as Buyer may be entitled under applicable law.

          (b)  BUYER DEFAULT.  Upon the occurrence of a Buyer Default,
     Supplier shall have the right to (i) terminate this Agreement, and (ii) if the Buyer Default results from the failure to pay the purchase price of any Products, exercise such remedies and seek such relief against Buyer as Supplier may be entitled under applicable law.

     11. LIMITED WARRANTY. Supplier will warrant all Products in accordance with the terms of its standard Limited Warranty attached hereto as EXHIBIT A ("LIMITED WARRANTY"); provided, however, that Supplier shall have the right, during the Term, to modify the Limited Warranty upon prior written notice to Buyer, but any such modifications shall only be effective for Products purchased after the date of the modification. Except for the Limited Warranty, Supplier makes no express or implied warranties with respect to the Products including, but in no way limited to, any warranty of condition, merchantability, habitability, or fitness for a particular use, or with respect to the value, profitability, or marketability of such Products.

     12. PURCHASE ORDER ACCEPTANCE AND PAYMENT. All sales of Products are subject to Supplier's standard conditions of sales, however, Supplier reserves the right to, at any time, change, alter or amend these conditions by giving prior written notice. Buyer shall confirm with Supplier all relevant delivery information prior to the submission of a purchase order for Products.

     13. TAXES. All sales, value added, use, excise and other taxes (other than income or similar taxes) arising from the transactions contemplated by this Agreement are to be paid by Buyer. Buyer agrees to indemnify and hold Supplier harmless from and against any liability for such sales, use, excise, or other taxes (other than income or similar taxes) arising from the transactions contemplated by this Agreement.

     14. EXPORT RESTRICTIONS. Buyer agrees that it shall comply with any and all laws, regulations, orders, or other restrictions of the United States of America relating to the export and re-export of commodities and technical data which may be imposed from time to time. Buyer will not export or re-export, directly or indirectly any products or information with respect to the Products to any destination prohibited by such laws, regulations, orders or other restrictions without the prior authorization of the appropriate U.S. Government authorities. Buyer agrees that its obligations under this section shall survive the expiration of the Term or the termination of this Agreement.


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

     15. RESTRICTIONS ON USE. Buyer acknowledges that the Products contain certain hardware and software proprietary to Supplier. Buyer may install, use and execute only one (1) copy of Supplier's software for use on only one (1) computer at a time. Supplier's software may not be copied, distributed, republished, uploaded, posted, decompiled, disassembled, modified or transmitted in any way without Supplier's prior written consent. Supplier's software is licensed on a non-exclusive basis solely for Buyer's use. Embedded software organic to and contained in the Products is to be used by Buyer solely within the Product in which such software resides when shipped. ANY VIOLATION OF THIS PROVISION VOIDS ALL WARRANTIES AS TO SUCH PRODUCTS.

     Supplier's Products may not be copied or reverse-engineered in any way without Supplier's prior written consent. In addition, the Products may be only repaired or modified by Supplier or by an authorized representative of Supplier, except as otherwise directed in writing by Supplier. ANY VIOLATION OF THIS PROVISION VOIDS ALL WARRANTIES AS TO SUCH PRODUCTS.

     16. NOTICES. Any notice or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, certified mail, postage prepaid, mailgram or telegram, or by facsimile at the number listed below (provided that a hard copy of any such facsimile notice or delivery is delivered to the recipient within two (2) business days by mail or personal delivery) and shall be deemed communicated as of delivery, unless otherwise provided in this Agreement in accordance with this paragraph at the address set forth below:

     Supplier:       Input/Output, Inc.
                     11104 West Airport, Suite 200
                     Stafford, Texas 77477
                     Attention: Chief Financial Officer
                     Fax No. (281) 879-3600

     Buyer:          Mitcham Industries, Inc.
                     P.O. Box 1175
                     Huntsville, Texas 77342
                     Attention: Billy F. Mitcham, Jr.
                     Fax No.(409) 295-1922

     17. CONFIDENTIALITY; DISCLOSURE. Supplier and Buyer acknowledge and agree that the terms of this Agreement are confidential. Buyer further acknowledges that it shall not, without the prior written consent of Supplier, divulge any information relating to the terms of this Agreement to any third party, except as to the extent required by law, and shall take all reasonable action to prevent its employees and all others, if any, involved in this Agreement from divulging such information to third parties. In the event that Buyer determines that any disclosure of this Agreement or any of its terms is required by law, Buyer shall notify Supplier in writing at least ten (10) days prior to the date such disclosure is made. In addition, neither party


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will issue any public announcement or press release regarding this Agreement or any purchase of any Products hereunder without the written approval of the other party.

     18.  MISCELLANEOUS PROVISIONS.

          (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Supplier and Buyer with respect to the purchase and sale of the Products and no representation or statement not contained herein shall be binding upon Supplier or Buyer as a warranty or otherwise, unless in writing and executed by the party to be bound thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          (b) GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas.

          (c) RISK OF LOSS. The sale of all Products hereunder will be F.O.B. Supplier's plant in Stafford, Texas, with Buyer being responsible for the cost of shipping and transporting the Products.

          (d) BINDING EFFECT. This Agreement is binding upon and inures to the benefit of Supplier and Buyer and their respective successors and assigns.

          (e) FURTHER ACTS. In addition to the acts and deeds recited in this Agreement and contemplated to be performed, executed and/or delivered by Supplier or Buyer, Supplier and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all further acts, deeds and assurances as are reasonably necessary to consummate the transactions contemplated hereby.

          (f) TIME OF THE ESSENCE. It is expressly agreed by Buyer and Supplier that time is of the essence with respect to this Agreement.

          (g) ATTORNEY'S FEES. If either party hereto employs an attorney to enforce or defend its rights hereunder, the prevailing party shall be entitled to recover its reasonable attorney's fees.

          (h) MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties to this Agreement may execute this Agreement by signing any of the counterparts.


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     EXECUTED as of June 30, 1998.

                                   INPUT/OUTPUT, INC., a Delaware corporation


                                   By:
                                      -----------------------------------------
                                        Dennis N. Jordhoy, Vice President-Sales


                                   MITCHAM INDUSTRIES, INC., a Texas
                                   corporation

                                   By:
                                      -----------------------------------------
                                        Billy F. Mitcham, President and Chief
                                        Executive Officer






















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